Exhibit 10.1

PAETEC COMMUNICATIONS, INC.

SENIOR VICE PRESIDENT CONFIDENTIALITY, NON-SOLICITATION AND

NON-COMPETITION AGREEMENT

This Senior Vice President Confidentiality, Non-Solicitation and Non-Competition Agreement (this “Agreement”) is entered into as of the date set forth on the signature page hereto between PAETEC Communications, Inc., a Delaware corporation, including any subsidiary, successor or affiliate of the Company with which I work (collectively, the “Company”), and                                           (“I” or “me”)).

WHEREAS, the Company now has and expects to develop confidential and proprietary materials and highly sensitive information of immeasurable value, which I recognize must be carefully protected as set forth below for the Company to be successful;

NOW, THEREFORE, to induce the Company to employ me and in consideration of my employment or continued employment by the Company and other good and valuable consideration the sufficiency of which I expressly acknowledge, the Company and I hereby agree, intending to be legally bound, as follows:

1. Company Confidential Materials and Information

The following materials and information, whether having existed, now existing, or to be developed or created during the term of my employment by Company (herein referred to collectively as the “Company Confidential Information”) are covered by this Senior Vice President Confidentiality, Non-Solicitation and Non-Competition Agreement (“Agreement”):

1.1. Products and Services. All information to which the Company gave me access, all information disclosed to me by the Company, and all information developed for the Company by me, alone or with others, that directly or indirectly relates to the business, products and/or services that the Company engages in, plans to engage in or contemplates engaging in, including but not limited to research, development, manufacture, sale and/or licensing of products and services related to communications, integrated communications, long-distance services, Internet access, eCommerce, hardware and software (whether owned or licensed by the Company), and data services, including but not limited to local, domestic, and international long-distance services, local exchange services, wholesale long-distance services, IP/ISP services, high-speed Internet access, DSL services, eCommerce, web hosting, ASP services, data networking, systems integration services, and data communications services and other proprietary products or services, whether existing or in any stage of research and development (such as trade secrets, inventions, ideas, methods, technical and laboratory data, engineering data and information, engineering information related to the integration of communications devices and equipment, benchmark test results, processes, design specifications, algorithms, technical data, technical formulas, engineering data, processes, manufacturing data, procedures, techniques, methodologies, information processing processes, and strategies).

1.2. Business and Marketing Procedures and Customer Information. All information concerning or relating to the way Company conducts its business, markets its products and services, and all information relating to any Company customers and sales agents or prospective customers and sales agents (such as internal business procedures, business strategies, marketing plans and strategies, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contracts and other vendor information, customer information and requirements, sales agent information, computer system passwords and other computer security controls, financial information, distributor information, information supplied by clients and customers of Company and employee data).

1.3. Not Generally Known. Any information in addition to the foregoing which is not generally known to the public or within the industry or trade areas in which Company competes, through no fault of mine, which gives the Company any advantage over its competitors.

1.4. Third-Party Information. Any information that is confidential and proprietary to a third party that the Company has and in the future will receive from such third party subject to the Company’s duty to maintain the confidentiality of such information and to use it for certain limited purposes.

1.5. All Physical Embodiments of Products, Services, Business, Marketing, Customer and Other Information. All the physical embodiments of all of the information included in Sections 1.1, 1.2, 1.3 and 1.4 above, including but not limited to research programs, research data, testing data, software, compositions, compounds, hardware, works of authorship, source code, other computer code, correspondence, check lists, samples, forms, ledgers, financial data, financial statements, financial reports, forecasts and projections, discounts, margins, costs, credit terms, pricing practices, pricing policies and procedures, goals and objectives, quoting practices, quoting procedures and policies, financial and operational analyses and studies, management reports of every kind, databases, employment records pertaining to employees other than myself, customer data including customer lists, contracts, representatives, requirements and needs, specifications, data provided by or about prospective, existing or past customers and contract terms applicable to such customers, engineering notebooks, notes, drawings, work sheets, schematics, load modules, schematics, annotations, flow charts, logic diagrams, procedural diagrams, coding sheets, requirements, proposals, instructor manuals, course materials, video cassettes, transparencies, slides, presentations, proposals, printouts, studies, contracts, maintenance manuals, operational manuals, documentation, license agreements, marketing practices, marketing policies and procedures, marketing plans and strategies, marketing reports, strategic business plans, marketing analyses, seminar and class attendee rosters, trade show or exhibit attendee listings, listings of customer leads, and any other written or machine-readable expressions of such information as are fixed in any tangible media.

1.6. Trade Secrets. I acknowledge and agree that the Company Confidential Information identified in paragraphs 1.1, 1.2, 1.3 and 1.5, above, constitutes trade secrets of the Company.

2. General Knowledge

The general skills, knowledge and experience gained during my employment with Company, and information publicly available or generally known within the industry or trade areas in which the Company competes, are not considered Company Confidential Information.

3. Employee Obligations

During my employment with Company, I acknowledge and agree that I will have access to and become acquainted with Company Confidential Information and materials, including its trade secrets, and will occupy a position of trust and confidence with respect to Company’s affairs, business and customer goodwill, and Company Confidential Information. I acknowledge and agree that the interests afforded protection by this Agreement are Company’s legitimate business interests, deserving of protection. I further acknowledge that the Company would not have entered into or continued its employment relationship with me without my execution of and agreement to this Agreement. I agree to take the following steps to preserve the confidential and proprietary nature of Company Confidential Information and materials and to preserve the Company’s goodwill:

3.1. Non-Disclosure. During and after my employment with Company, I will not misuse, misappropriate, disclose or transfer in writing, orally or by electronic means, any Company Confidential Information, directly or indirectly, to any other person, or use Company Confidential Information in any way, except as is required in the course of my employment with Company, nor will I accept any employment or other professional engagement that likely will result in the use or disclosure, even if inadvertent, of Company Confidential Information. I further agree that Company Confidential Information includes information or material received by Company from others, including its affiliates, and intended by the Company to be kept in confidence by its recipients. I understand that I am not allowed to sell, license or otherwise exploit any products (including hardware or software in any form) which embody or otherwise exploit in whole or in part any Company Confidential Information or materials. I acknowledge and agree that the sale, misappropriation, or unauthorized use or disclosure in writing, orally or by electronic means, at any time of Company Confidential Information obtained by me during the course of my employment constitutes unfair competition. I agree and promise not to engage in any unfair competition with Company, either during my employment or at any other time thereafter. I further acknowledge and agree that the Company’s products and services can be developed and marketed nationwide, and therefore, the protection afforded the Company must likewise be nationwide.

3.2. Preservation, Removal and Return of Information. I agree to take all reasonable steps to preserve the confidential and proprietary nature of Company Confidential Information and to prevent the inadvertent or accidental disclosure of Company Confidential Information. I acknowledge and agree that all Company Confidential Information, whether prepared by me or otherwise coming into my possession while I am employed by the Company, shall remain the exclusive property of Company. I agree that during my employment with the Company and thereafter, I will not use, disclose, transfer, or remove from the Company’s premises any Company

Confidential Information other than as authorized by the Company. I agree to return to the Company all Company Confidential Information and copies thereof, in whatever form, at any time upon the request of the Company, and at the time of my termination of employment for any reason. I agree not to retain any copies of any Company Confidential Information and Company-owned materials after my termination of employment for any reason whatsoever. My obligations under this Section 3 shall continue after termination of my employment with the Company.

3.3. Additional Covenants. I acknowledge the highly competitive nature of the industry in which the Company is involved, and I acknowledge that: my services to the Company will be special and unique; my work for the Company will allow me access to the Company Confidential Information, including trade secrets, and customers; the Company’s business is conducted throughout the United States and over the Internet and World Wide Web, enabling the Company and me to regularly provide services to customers nationwide; the Company would not have entered into this Agreement but for the covenants and agreements contained in this Section 3; and the agreements and covenants contained in this Section 3 are reasonable and are necessary and essential to protect the business, trade secrets, Company Confidential Information, and goodwill of the Company. I further acknowledge that this Agreement does not restrict my ability to be gainfully employed, and I acknowledge that the geographic boundaries, scope of prohibited activities, and time duration of this subsection 3.3 are reasonable in nature and no broader than are necessary to protect the legitimate business interests of the Company. I agree not to raise any objection to the reasonableness of this subsection 3.3 in any action or proceeding to enforce the terms of this Agreement. In order to induce the Company to enter into this Agreement, I covenant and agree that:

(a) During my employment and for twelve (12) months following the termination of my employment with Company, whether voluntary or involuntary, without Company’s written express consent, I will not directly or indirectly solicit (other than on behalf of the Company) business or contracts for any products or services of the type provided, developed or under development by the Company during my employment by the Company, from or with (1) any person or entity which was a customer or sales agent of the Company for such products or services as of, or within one year prior to the my date of termination with the Company, or (2) any prospective customer or sales agent which the Company was soliciting as of, or within one year prior to my termination. Additionally, during my employment and for twelve (12) months thereafter, I will not directly or indirectly contract with any such customer, prospective customer, sales agent or prospective sales agent for any product or service of the type provided, developed or which was under development by the Company during my employment with the Company. I will not during my employment or for twelve (12) months thereafter knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved or was contemplating during my employment with the Company, including but not limited to relationships with sales agents, independent sales agents, customers, prospective customers, contractors, vendors, service providers, and suppliers.

(b) During my employment and for 12 months after my employment with Company is terminated for any reason, I agree not to, directly or indirectly, solicit,

recruit, or hire, or in any manner assist in the hiring, solicitation or recruitment of: (1) any of the Company’s employees, or any individuals who were employed by the Company within twelve (12) months of my termination of employment; or (2) any of the Company’s sales agents or the independent sales agents of any affiliate of the Company, or any person or entity which was a Company sales agent or independent sales agent of a Company affiliate within twelve (12) months prior to the termination of my employment with the Company.

(c) To prevent the misuse, misappropriation, or unauthorized disclosure of Company’s trade secrets, including Company Confidential Information, and to protect the goodwill of Company, I will not, during my employment and for twelve (12) months after termination of my employment, without Company’s express written consent, directly or indirectly, individually or as an officer, director, employee, shareholder (except if as a shareholder of less than 1% of a publicly traded company), consultant, contractor, partner, joint venturer, agent, equity owner, or in any capacity whatsoever, engage in or promote any business or contemplated business that is competitive with the “Company’s Business.” “Company’s Business” is the research, development, manufacture, sale and/or licensing of products and services related to communications, integrated communications, long-distance services, Internet access, eCommerce, hardware and software (whether owned or licensed by the Company), and data services, including but not limited to local, domestic, and international long-distance services, local exchange services, wholesale long-distance services, IP/ISP services, high-speed Internet access, DSL services, eCommerce, web hosting, ASP services, data networking, systems integration services, and data communications services, together with any other businesses that Company engages in, plans to engage in or contemplates engaging in from the date hereof to the date of termination of my employment.

3.4. The parties agree that if a Court of competent jurisdiction finds that any term of this Section 3 is for any reason excessively broad in scope or duration, such term shall be construed in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in this Section shall be deemed to be a series of separate covenants and agreements, one for each and every region of each state and political division worldwide. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from the provision hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. In addition, if a court or other enforcement body finds that any provision of this Agreement may not be enforced as written because of some public policy, I agree that such court or enforcement body shall modify and construe such provision to permit its enforcement to the maximum extent permitted by law.

3.5. Compensation. The Company agrees that if my employment is terminated voluntarily by me, or by the Company without Cause, as defined below for purposes of this Section only, the Company shall, during the one-year period during which the “Additional Covenants” stated in subsections 3.3(a), 3.3(b) and 3.3(c) above are in effect, (i) pay me an amount equal to the annualized base salary paid to me immediately prior to termination of my employment, (ii) pay me, if applicable, an amount equal to the total amount of all commissions paid to me during the twelve-month period immediately preceding the first day of the month of the date of termination of my employment with the Company, (iii) pay me, if applicable, the amount I would have been eligible to receive under the Company’s bonus plan for the calendar year of the year in which the termination of my employment occurred, as if I had been an employee of the Company during the entire applicable bonus year (i.e., the payment shall not be pro-rated in any manner and any requirements of the bonus plan that I be employed by the Company during all of the calendar year covered by the bonus plan and/or be on the Company’s payroll as of the date the bonus payments are actually paid out are expressly waived for me in this circumstance), and (iv) count the one-year period during which the “Additional Covenants” stated in subsections 3.3(a), 3.3(b), and 3.3(c) above are in effect as one year of service for purposes of calculating the vested portion of any Company stock options that have been granted to me (collectively, the “Non-Competition Compensation”). Payment of my annualized base salary shall be made in accordance with the Company’s customary payroll practices, and the Company shall be entitled to make any withholdings from such payments required by law or otherwise authorized by me, except that the Company shall have no obligation to accommodate my request for direct deposit or voluntary deductions for any purposes. Payment of my commission amount (as described above) shall be made in twelve installments and will be paid to me according to the Company’s normal commission payment cycle during the one-year period in which the “Additional Covenants” stated in subsections 3.3(a), 3.3(b), and 3.3(c) above are in effect. Payment of my bonus amount (as described above) shall be made in accordance with the Company’s established bonus payout practices for the applicable calendar year, and payment shall be made to me at the same time and in the same manner as that calendar year bonus is paid out to the Company’s employees generally. Continued payment of my base salary, payment of my commissions and/or bonus, and continued vesting of my stock options, all under this subparagraph, shall not occur if termination of my employment is due to my death, disability, or termination for “Cause,” as defined below.

(a) Enforcement. Should I violate any terms of this Agreement, the Company, in addition to any other remedies available under law, may discontinue any payments being made to me pursuant to this Agreement and may discontinue any continuing vesting of stock options occurring pursuant to this Agreement.

(b) Termination for “Cause.” Termination for “Cause” in this subsection 3.5 shall mean termination of my employment with the Company due to: (i) failure or refusal to perform the duties assigned to me, including but not limited to failure to reach assigned goals, quotas and/or objectives; (ii) my refusal to follow the reasonable directives of the Board of Directors or Chief Executive Officer of Company or other insubordination; (iii) conviction or plea of guilty or nolo contendere of a felony, or of a misdemeanor involving dishonesty or violence; (iv) misappropriation of any funds or property of the Company; (v) violation of any Company policies; (vi) breach of this Agreement; or (vii) commission of any act which could materially injure the business or reputation of, or materially adversely affect the interests, of Company.

(c) Redundancy. Notwithstanding the foregoing, the payment of all or any portion (as the case may be) of my Non-Competition Compensation pursuant to this

Agreement will cease if such payment would duplicate continued payments provided pursuant to any prior or subsequent agreement of any kind between me and the Company.

3.6. E-Mail. I understand that the Company maintains an electronic mail system, Internet system and related facilities for the purpose of business communications. I acknowledge that said systems and related facilities, as well as all electronic communications transmitted thereon, are Company property, that I have no right to or expectation of privacy related to my use of such systems and facilities, and the Company retains the right to review any and all electronic mail communications, and my use of Internet and other electronic media, with or without notice, at any time.

4. Prior Proprietary Information and Conflicting Obligations

During my employment with Company, I agree that I will not knowingly improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity intended by such person or entity not to be disclosed to Company. I further agree that I will not bring onto Company’s premises any unpublished document or proprietary information belonging to any such former employer, person or entity unless consented to in writing by such employer, person or entity. I agree to inform the Company of any apparent conflicts between my work for Company and any obligations I may have to preserve the confidentiality of another’s proprietary information or materials; otherwise, the Company may conclude that no such conflict exists and I agree thereafter to make no such claim against Company. Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

Inventions directly relating and applicable and useful to the Company’s business, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit 1 (Prior Inventions) attached hereto a complete list of all such Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit 1 for such purpose. If no such disclosure is attached, I represent that there are no such Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, test, service or process, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

I represent that, to the best of my knowledge, my performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me prior to my employment by the Company. Further, I represent that, to the best of my knowledge, the performance of my duties with the Company will not breach any contractual or other legal obligation I have to any third person.

5. Ideas and Inventions

5.1. I agree that any and all intellectual properties, including, but not limited to, all ideas, concepts, themes, inventions, designs, tests, procedures, research methods, improvements, discoveries, developments, formulas, patterns, devices, processes, software programs, hardware information, engineering and other information related to the integration of hardware and software, software program codes, logic diagrams, flow charts, decision charts, drawings, procedural diagrams, coding sheets, documentation manuals, technical data, client, customer and supplier lists, and compilations of information, records, and specifications, and other matters constituting trade secrets or Company Confidential Information, that relate in any way to the actual or prospective business of the Company or to any experimental or developmental work carried on by Company, and that are conceived, developed or written by me, either individually or jointly in collaboration with others during my employment, and all designs, plans, reports, specifications, drawings, inventions, processes, test data and/or other information or items produced by me while performing my duties for the Company, shall belong to and be the sole and exclusive property of Company, are “works for hire”, and to the extent they are not “works for hire”, I hereby assign all of my rights, title and interest in such intellectual properties to the Company, including without limitation, all patent, copyright or trade secret rights therein.

5.2. I further agree to assist Company in obtaining patents on all inventions, designs, improvements and discoveries that are patentable, or copyright registrations on all works of authorship, and to execute all documents and do all things necessary to vest Company with full and exclusive title and protect against infringement by others. I agree to give the Company or its designees all assistance reasonably required to perfect such rights provided that following termination of my employment, the Company shall reimburse me for my reasonable time and expense in assisting with such matters. I further agree that if the Company is unable, after reasonable effort, to secure my signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as my agent and attorney-in-fact, and I hereby irrevocably designate and appoint each executive officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any work, under the conditions described in this sentence. I promise and agree that I will promptly and fully inform the Company of and disclose to Company all intellectual properties described in Section 5.1 above that I make during my employment with Company, whether individually or jointly in collaboration with others, that pertain or relate to the actual or potential business of Company or to any experimental or developmental work carried on by Company, whether or not conceived during regular working hours. I agree to make full disclosure to Company immediately after creating or making any of the intellectual properties identified in Section 5.1, and shall thereafter keep Company fully informed at all times of all progress in connection therewith. I also promise and agree that I will promptly disclose to Company all patent applications filed by me or on my behalf within a year after termination of my employment that relate to or concern actual or contemplated business of the Company.

5.3. Moral Rights. I understand that the term “moral rights” means any rights of attribution or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” I forever hereby waive and agree never to assert any moral rights I may have in any copyrightable work that is assigned to Company as a result of this Section, even after any termination of my employment with Company.

6. “At Will” Nature of Relationship

Nothing herein shall be construed as constituting an agreement, understanding or commitment of any kind that the Company shall continue to employ me for any period of time. I hereby acknowledge and agree that my employment with the Company is and shall be “at will,” terminable by me or by the Company at any time with or without cause and with or without notice. Without limiting the generality of the foregoing, I acknowledge that I will be subject to immediate dismissal for any breach of this Agreement.

7. Enforcement

I acknowledge and agree that the restrictions contained in this Agreement are reasonable and necessary to protect the business, trade secrets, Confidential Information, goodwill and other interests of the Company and that any violation of these restrictions would cause the Company substantial irreparable injury. Accordingly, I agree that a remedy at law for any breach of the covenants or other obligations in this Agreement would be inadequate and that the Company, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or threatened breach of this Agreement without the necessity of proving actual damage and without the necessity of posting bond or security, which I expressly waive. I will provide the Company a full accounting of all proceeds and profits received by me as a result of or in connection with a breach of this Agreement. Unless prohibited by law, the Company shall have the right to retain any amounts otherwise payable by the Company to me to satisfy any of my obligations as a result of any breach of this Agreement. I hereby agree to indemnify and hold harmless the Company from and against any damages incurred by the Company as assessed by a court of competent jurisdiction as a result of any breach of this Agreement by me. I agree that each of my obligations specified in this Agreement is a separate and independent covenant that shall survive termination of my employment for any reason and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

8. Notification of New Employer

In the event that I leave the employ of Company, voluntarily or involuntarily, I agree to inform any subsequent employer of my rights and obligations under this Agreement. I further hereby authorize Company to notify my new employer about my rights and obligations under this agreement. The foregoing consent is limited to the delivery by Company to my new employer a signed copy of this Agreement, and any written modifications thereto, and not to any characterization thereof made by Company.

9. Choice of Law

This Agreement and its terms will be construed, enforced and governed by the laws of the State of Delaware without regard to conflict or choice of law rules or other principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of a jurisdiction other than Delaware.

10. Forum Selection

With regard to any claims, complaints or proceedings brought related to my obligations under this Agreement, at all times each party hereto (a) irrevocably submits to the exclusive jurisdiction of any New York court or Federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York or Federal court; (b) to the extent permitted by law irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at the address specified at the end of this Agreement; (c) to the extent permitted by law irrevocably confirms that service of process out of such courts in such manner shall be deemed due service upon such party for the purposes of such action or proceeding; (d) to the extent permitted by law irrevocably waives (i) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (e) to the extent permitted by law irrevocably agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 10 shall affect the right of any party hereto to serve legal process in any manner permitted by law.

11. Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and permitted assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that my obligations, as an employee, are personal and shall not be assigned by me.

12. General Terms

This is my entire agreement with Company with respect to its subject matter, superseding any prior oral or written, express or implied negotiations and agreements. This Agreement may not be changed in any respect except by a written agreement signed by both myself and an officer of Company. If any provision of the Agreement is held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. The delay or omission by the Company or me in exercising its/my rights under this Agreement, or the failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party, shall not be deemed a waiver of any terms, covenants or conditions of this Agreement, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all times or any other time. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. It is the express intention and agreement of the parties hereto that all covenants, agreements and statements made by any party in this Agreement shall survive the execution and delivery of this Agreement. In addition, the covenants, agreements and statements made in this Agreement shall survive termination of my employment with the Company for any reason.

By my signature below, I acknowledge that I have reviewed this Agreement carefully and understand that the covenants and obligations it contains are binding on me.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Senior Vice President Confidentiality, Non-Solicitation and Non-Competition Agreement as of the      day of             , 20    .

EMPLOYEE

Signature
Printed Name
Home Address
Social Security #

Division/Company/Location

Exhibit 1 attached hereto:                     Yes                                 No

PAETEC COMMUNICATIONS, INC.

By:
Jolanda Chesonis
Vice President of Human Resources

EXHIBIT 1

PRIOR INVENTIONS

This Exhibit 1 sets forth a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my Employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of the Senior Vice President Confidentiality, Non-Solicitation and Non-Competition Agreement (“Agreement”) (collectively referred to as “Prior Inventions”).

I understand that if disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I am not to list such Prior Inventions in this Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided below for such purpose.

If no such disclosure is attached, I represent that there are no Prior Inventions.

Description of Prior Inventions And Related Documents (if applicable):

Title and Description of Invention And Related Document	Date of Invention/ Document	Owners of Invention/Document	Name of Witness(es) to Invention/ Document

If no information is listed herein, I hereby affirm that I do not have any such prior intellectual properties, inventions or other works to identify.

Signature

Name

Date